Exhibit 99.1

Contacts:

At Notify Technology:

Jerry Rice, Chief Financial Officer

Phone: 408-777-7927

jerry.rice@notifycorp.com

•	For Immediate Release

Notify Technology Reports Results for the Fourth Fiscal Quarter and Fiscal Year Ended

September 30, 2003

San Jose, CA, November 13, 2003 — – Notify Technology Corporation (OTC: NTFY.OB), today announced financial results for the quarter and fiscal year ended September 30, 2003.

Revenues for the twelve month period ended September 30, 2003 increased to $8,341,000 from $3,482,000 reported for the comparable twelve month period of fiscal 2002. The Company’s net loss for the twelve month period ended September 30, 2003, was $1,100,000 or a net loss per share of $0.24, compared to a net loss of $1,742,000, or a net loss per share of $0.41, reported for the corresponding period of fiscal 2002.

Revenues for the fourth quarter of fiscal 2003 decreased to $812,000 compared to $1,774,000 for the corresponding period of fiscal 2002. The Company’s net loss for the fourth quarter of fiscal 2003 was $280,000, with basic and diluted earnings per share of $(0.06), compared to a net loss of $266,000 with basic and diluted earnings per share of $(0.06) for the fourth quarter of fiscal 2002.

A drop in the sales of the Visual Got Mail solution for voice messaging was responsible for the decrease in revenue in the fourth quarter of fiscal 2003. Notify Technology’s Visual Got Mail solution is comprised of two components that provide consumers with visual notification of new voicemail messages. The first component is the Call Manager 100 device or Customer Premise Equipment (CPE). The second component is the Visual Got Mail Server that retrieves information from the voice-messaging platform regarding a consumers voice message status. The revenue from the service portion of the Visual Got Mail Solution remained strong at $335,000 in the three-month period ended September 30, 2003 compared to $128,000 reported for the corresponding period of fiscal 2002. The CPE portion of the Visual Got Mail Solution was $284,000 in the three-month period ended September 30, 2003 compared to $1,380,000 reported for the corresponding period of fiscal 2002.

The gross margin of 23.8% for the twelve month period ending September 30, 2003 decreased significantly compared to 46.4% for the same period in the prior year. This decrease in gross margin was due a product mix largely comprised of volume sales of low margin CPE exacerbated by a one-time event in March 2003 where our hosting provider began charging us for long distance fees not previously incurred. Moving our hosting services to a facility owned by our primary customer eliminated the long distance fees but approximately $659,000 in fees was incurred before the move was complete in April.

Demand for the Visual Got Mail solution remains steady although at a lower volume since June of 2003. The revenue from the monthly service fee collected based on the number of active voice mail accounts has increased as the installed base of active users has grown.

Over the past year, the Company has focused a major portion of its research and development on its wireless software products and services. Although the wireless products have not contributed significant revenue, that portion of the business has experienced growth, especially in Novell® Groupwise® environments.

“We are pleased with the overall financial results of 2003. We would like to see our wireless products contribute more to our overall performance and I believe in the future of our wireless product,” said Paul DePond, Chief Executive Officer. “The sales of our Visual Got Mail solution was a major component of our revenue this fiscal year, but the wireless products expand our product offerings and increase the number of customers we service.”

About Notify Technology Corporation

Founded in 1994, Notify Technology Corporation, (OTC: NTFY) is an innovative communications company offering wireline and wireless products and services. Notify’s wireline solution provides consumer voice mail notification to customers of CLECs in multiple states. Notify’s wireless solutions provide any size organization with notification, access, and management on a variety of wireless 2-way devices and networks. Notify sells its products through wireline carriers and wireless carriers. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to statements regarding the sales and service revenue on the Visual Got Mail solution, change in our gross margins, and development of wireless revenue. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, the continuance of certain customer voice mail programs, market acceptance of certain products, as well as other risks. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology’s future results, please see the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations.

(Financial Tables Follow)

NOTIFY TECHNOLOGY CORPORATION

Statements of Operations

	Three-months ended September 30,		Twelve-months ended September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Net sales	$812,326	$1,773,634	$8,340,750	$3,481,920
Cost of sales	373,964	1,247,370	6,353,819	1,867,549

Gross profit	438,362	526,264	1,986,931	1,614,371
Operating expenses:
Research & development	268,030	237,824	990,355	1,074,817
Sales and marketing	103,995	166,626	462,255	644,514
General and administrative	316,791	395,781	1,487,966	1,673,506

Total operating expenses	688,816	800,231	2,940,576	3,392,837
Loss from operations	(250,454)	(273,967)	(953,645)	(1,778,466)
Other (income) and expense, net	30,189	(7,547)	146,830	(36,714)

Net loss	$(280,643)	(266,420)	$(1,100,475)	(1,741,752)

Basic and diluted earning per share	$(0.06)	$(0.06)	$(0.24)	$(0.41)
Weighted average shares outstanding	4,599,808	4,500,796	4,568,510	4,222,167

NOTIFY TECHNOLOGY CORPORATION

Balance Sheets

	September 30, 2003	September 30, 2002
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$556,805	$526,656
Restricted cash	436,000	851,300
Accounts receivable	528,927	584,974
Inventories	0	399,596
Other assets	101,406	81,427

Total current assets	1,623,138	2,443,953
Property and equipment, net	247,168	159,877

Total assets	$1,870,306	$2,603,830

Liabilities and shareholders’ equity
Current liabilities:
Short term borrowings	$162,750	$—
Current portion of capital lease obligations	13,725	—
Accounts payable	108,948	426,824
Accrued payroll and related liabilities	141,792	110,426
Deferred revenue	438,137	368,671
Customer advances	417,986	93,558
Other accrued liabilities	160,050	110,653

Total current liabilities	1,443,388	1,110,132
Long-term capital lease obligations	31,195	—

Total liabilities	1,474,583	1,110,132

Shareholders’ equity:
Preferred stock	993,742	1,004,520
Common stock	5,834	5,784
Additional paid-in capital	21,816,474	21,803,246
Retained earnings	(22,420,327)	(21,319,852)

Total shareholders’ equity	395,723	1,493,698

Total liabilities and shareholders’ equity	$1,870,306	$2,603,830